Exhibit (a)(5)(W)

Contact:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
201-414-2002	212-624-3912
rfisher@emdeon.com	jnewman@emdeon.com
EMDEON CORPORATION ANNOUNCES PRELIMINARY
RESULTS OF ITS TENDER OFFER
     ELMWOOD PARK, NJ (December 22, 2005) — Emdeon Corporation (Nasdaq: HLTH) announced today the preliminary results of its tender offer to purchase up to 60,000,000 shares of its common stock at a price of $8.20 per share, which expired at 12:00 midnight, New York City time, on December 21, 2005. Based on the preliminary count by American Stock Transfer & Trust Company, the depositary for the tender offer, 90,588,506 shares of common stock, including 9,482,107 shares that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn. In accordance with the terms of the tender offer and in compliance with Rule 13e-4(f) of the Securities Exchange Act of 1934, the Board of Directors of Emdeon authorized the purchase of an additional 6,900,000 shares pursuant to the tender offer, representing approximately two percent of the number of shares of common stock currently outstanding, the maximum increase permitted without extending the tender offer. Accordingly, Emdeon expects to accept for purchase 66,900,000 shares at a purchase price of $8.20 per share, for a total cost of approximately $548.6 million.
     Since the offer was oversubscribed, the number of shares Emdeon will purchase from each tendering shareholder will be pro-rated. Based upon the preliminary count, Emdeon estimates that the pro-ration factor will be approximately 73.85%. The number of shares tendered and not withdrawn and the pro-ration factor are preliminary and are subject to verification by American Stock Transfer & Trust Company, the proper delivery of all shares tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures) and the impact of odd-lot tenders. The actual number of shares validly tendered and not withdrawn and the pro-ration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted under the tender offer and will return all other shares tendered. It is currently expected that payment of all shares purchased will be made on or about December 29, 2005.
     As of December 20, 2005, Emdeon had approximately 345 million shares of common stock issued and outstanding. As a result of the offer, Emdeon expects to have approximately 278.1 million shares of common stock issued and outstanding as of the time immediately following payment for the accepted shares.
     The information agent is Innisfree M&A Incorporated. The depositary is American Stock Transfer & Trust Company. For questions and information, please call the information agent toll free at (888) 750-5834.

     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EMDEON CORPORATION COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT EMDEON DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT EMDEON FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
About Emdeon
Emdeon is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.

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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.